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                                                                   Exhibit 10.2

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT, dated as of July 22, 1996, is entered into between MobileMedia Corporation, a Delaware corporation ("Holding Company"), MobileMedia Communications, Inc., a Delaware corporation (the "Company") and a wholly owned subsidiary of Holding Company, and Michael K. Lorelli (the "Executive"). (Where the provisions of this Agreement apply equally to the Holding Company and the Company, such parties are referred to as the "Companies." All obligations of the Companies under this Agreement shall be joint and several.)

                                   RECITALS:

A. The Companies desire to engage the Executive as Chief Executive Officer and a Director.

B. The Executive is willing to accept employment as Chief Executive Officer and a Director of the Companies on the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the Companies and the Executive agree as follows:

     1. Term of Employment. The Companies agree to employ the Executive and the Executive agrees to serve the Companies on the terms and conditions set forth herein. This Agreement shall be effective on the date of execution by all parties and shall have a commencement date for the performance of the Executive's services of August 30, 1996 (the "Effective Date"). Unless sooner terminated as provided in Section 5 hereof, the Agreement shall have a term of four years from August 30, 1996 (the "Term"). The Term shall automatically be extended without further action of the Companies or the Executive for additional one-year periods, unless either party gives written notice to the other of its election not to extend such Term at least four months prior to the expiration of the then effective Term.

     2. Duties.

          (a) General Duties. The Executive will serve as the Chief Executive Officer and as a Director of each of the Companies and will discharge such duties and responsibilities, and enjoy such authorities, as are customary for such offices. The Executive will report to the Board of Directors of each Company and use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully.

          (b) Election to Board of Directors. The Companies agree to secure the Executive's election to the Board of


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Directors of the Holding Company and the Company and to the office of Chief
Executive Officer of the Holding Company and of the Company. Such elections shall be effective on the Effective Date and, with respect to elections to the respective boards of directors, shall be for a term no shorter than the longest term for which directors may be elected. The Companies agree to use their best efforts to maintain the Executive's continued board memberships and offices throughout the term of this Agreement.

          (c) Devotion of Time. The Executive will devote sufficient time, attention and energies (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Companies) to the affairs of the Companies to fulfill the responsibilities of his office, as reasonably directed from time to time by the Companies' respective Boards of Directors. The Executive will not enter the employ of or serve as a consultant to, or in any way perform any services with or without compensation for, any other person, business or organization, where such conduct would be inconsistent with, or prevent Executive from carrying out, his duties under this Agreement, without the prior written consent of the Board of Directors of the Companies. Anything herein to the contrary notwithstanding, the Companies acknowledge having received notice of the Executive's current board of director and trustee relationships.

          (d) Location. The Executive will perform his services at the general headquarters offices of the Company in Ridgefield Park, New Jersey, or such other place to which such offices may be relocated ("Work Location"), except that the Executive agrees to travel from time to time to other offices of the Company, or other locations, to the extent reasonably required for the performance of his duties.

          (e) Indemnification. The Companies agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of either of the Companies or is or was serving at the request of either of the Companies as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Companies to the fullest extent legally permitted or authorized by each respective Company's certificate of incorporation or bylaws or resolutions of such Company's Board of Directors, against all cost, expense, liability and loss (including, without limitation, reasonable attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement with the approval of either of


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such Companies) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, member, employee or agent of either of the Companies or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Companies shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance, accompanied by an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The Executive shall be entitled to indemnification under this Section 2 (e) so long as he meets the standard of conduct specified in Section 145 of the Delaware General Corporation Law. The Companies agree to continue and maintain a directors and officers' liability insurance policy covering the Executive to the extent the Companies provide such coverage for their other executive officers or, after the Executive's termination of service, to the extent the Companies provide such coverage for its former executive officers or directors.

     3. Compensation and Expenses.

          (a) Salary. During the Term, the Company will pay the Executive an annual salary of $400,000; provided that such salary may be reduced to the extent that the Executive elects to defer any portion thereof under the terms of any deferred compensation or savings plan maintained by the Company. The Company will pay the Executive his salary in equal installments no less frequently than monthly. The Executive shall be entitled to annual increases in his salary on each anniversary of the Effective Date consistent with the annual increase in the U.S. Consumer Price Index (if any). The Executive's annual salary shall not be decreased without the Executive's prior written consent.

          (b) Incentive Payment. The Executive shall be eligible for an annual incentive bonus payment each calendar year during the Term beginning January 1, 1997, based upon criteria to be negotiated between the Executive and the Board of Directors of the Company or a designated committee thereof and established by March 15 of each calendar year. The actual incentive bonus paid to the Executive may range from a minimum of 30 percent to a maximum of 150 percent of the Executive's then annual salary. For the Company's fiscal year ended December 31,1996, the Executive shall be paid a pro-rated annual incentive bonus on March 15, 1997 based on service from August 30, 1996 through December 31, 1996 and a fair assessment of the level of attainment of corporate performance objectives for such year. For the Company's fiscal year ended December 31, 1997, the Executive's annual incentive bonus shall be no less than $133,330. All incentive bonuses required to be paid under this Section 3 (b) shall be paid to the Executive no later than March


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15 of the year following the year for which such bonus is determined.

          (c) Options: Service Options. On the Effective Date, Holding Company will grant to the Executive options ("Options") to purchase 225,000 shares of the Holding Company's Class A common stock ("Common Stock") pursuant to the Holding Company's 1993 Stock Option Plan, as amended (the "Plan"). The general terms of such Options shall include the following:

               (i) the exercise price per share shall be the fair market value on the Effective Date as determined in accordance with the Plan
     (the "Exercise Price");

               (ii) 75,000 Options will vest and become exercisable upon the Effective Date;

               (iii) the remaining Options will vest and become exercisable by the Executive so long as the Executive is in the Companies' employ at the end of the periods indicated in the following schedule:

                                              Number of Options
                  Date                           Which Vest
                  ----                        -----------------
              August 30, 1997                      75,000
              August 30, 1998                      75,000

               (iv) subject to Section 5 (d), vested Options shall remain exercisable for a period of 10 years from the Effective Date and shall not be forfeited for any reason, including the termination of the Executive's employment with either or both of the Companies for any reason.

          (d) Options: Performance Options. On the Effective Date, Holding Company will grant to the Executive 775,000 options ("Performance Options") to purchase shares of Common Stock, which shall vest and become exercisable at the Exercise Price, on August 30, 2004, so long as the Executive is in the Companies' employ on that date. Notwithstanding the preceding sentence, all or a part of the number of Performance Options indicated in Subparagraphs (i) through
(iv) below shall vest and become exercisable prior to August 30, 2004, to the extent the applicable performance objectives set forth in such subparagraphs (based upon the Company's earnings before depreciation, amortization, interest and taxes ("EBDAIT") have been satisfied, so long as the Executive is in the Companies' employ at the end of the fiscal year to which such performance objective relates.

               (i) either (A) 62,500 Performance Options, if EBDAIT is at least $185 million for the fiscal year ended December 31, 1997, or (B) 125,000 Performance Options, if EBDAIT is at least $195 million for the fiscal year ended December 31, 1997 or (C) an interpolated number of


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     Performance Options, if EBDAIT for the fiscal year ended December 31, 1997 is between $185 million and $195 million, using straight line interpolation;

               (ii) either (A) 87,500 Performance Options, if EBDAIT is at least $205 million for the fiscal year ended December 31, 1998, (B) 175,000 Performance Options, if EBDAIT is at least $230 million for the fiscal year ended December 31, 1998, or (C) an interpolated number of Performance Options exercisable at the Exercise Price, if EBDAIT for the fiscal year ended December 31, 1998 is between $205 million and $230 million;

               (iii) either (A) 112,500 Performance Options, if EBDAIT is at least $235 million for the fiscal year ended December 31, 1999, (B) 225,000 Performance Options, if EBDAIT is at least $270 million for the fiscal year ended December 31, 1999, or (C) an interpolated number of Performance Options, if EBDAIT for the fiscal year ended December 31, 1999 is between $235 million and $270 million;

               (iv) either (A) 125,000 Performance Options, if EBDAIT is at least $275 million for the fiscal year ended December 31, 2000, (B) 250,000 Performance Options, if EBDAIT is at least $315 million for the fiscal year ended December 31, 2000, or (C) an interpolated number of Performance Options, if EBDAIT for the fiscal year ended December 31, 2000 is between $275 million and $315 million using straight line interpolation.

     The Board of Directors shall determine whether the EBDAIT targets have been attained not later than 10 days following the filing of a Form 10-K for the Holding Company or, if the Holding Company is not required to file a Form 10-K, not later than 10 days following the date upon which the Company's audited financial statements become available. For purposes of the Section 3(d), EBDAIT means, for any period, consolidated earnings of Holding Company and its consolidated subsidiaries (excluding extraordinary gains and losses and one-time income or loss events from continuing operations before depreciation, amortization, interest and taxes for such period, determined in accordance with GAAP on a consistent basis. If EBDAIT for the Holding Company's fiscal year ended December 31, 1996 are not at least $170 million, each of the EBDAIT targets set forth in clauses (i) through (iv) above shall be adjusted downward by multiplying each such target by a fraction, the numerator of which is (A) actual EBDAIT for the fiscal year ended December 31, 1996, divided by (B) $170 million. The EBDAIT targets will also be equitably adjusted to account for acquisitions, divestitures and mergers by the Company, the Holding Company and their respective subsidiaries (other than Local Area Telecommunications, Inc. and its subsidiaries). If the Company is sold or the Executive's employment by the Companies is terminated without "Cause" or for "Good Reason," each as hereinafter defined, prior to December 31,


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2000, a number of Performance Options which have not theretofore vested and become exercisable shall vest and become exercisable equal to that number of Performance Options that would have become vested had (i) the Company not been sold, (ii) the Executive's employment continued through December 31, 2000 and
(iii) EBDAIT increased through December 31, 2000 at a rate equal to the compound annual growth rate in EBDAIT from December 31, 1996 until the date of sale of the Company or the date of the Executive's termination without "Cause" or for "Good Reason," as applicable.

     All Performance Options which have vested and become exercisable shall remain exercisable for a period of 10 years from the Effective Date and shall not be forfeited for any reason, including the termination of the Executive's employment with either or both of the Companies for any reason.

          (e) Options: Generally. All Options granted under this Agreement shall be subject to the terms of the Plan, except that the antidilution provisions of
Section 4.01 of the Plan shall be mandatory. If the terms of the Plan conflict with the express terms of this Agreement, the terms of this Agreement shall govern. Holding Company shall at all times during the Term take all actions which may be necessary or appropriate for the shares of Common Stock issuable to Executive upon exercise of the Options and the Performance Options to be registered on Form S-8.

          (f) Signing Bonus. The Companies shall pay the Executive a signing bonus in the amount of $250,000, payable on the date of execution by all parties.

          (g) Expenses. The Company will reimburse the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly accounts for such expenses in accordance with the Company's practices. In addition, the Company will (i) provide the Executive an allowance of up to $10,000 per year for the purpose of personal financial and tax counseling by a firm or firms to be chosen by Executive and (ii) pay or reimburse the Executive for the annual dues of a country club membership and
(iii) provide a car and driver to transport the Executive to and from his residence and the Work Location. The items paid, provided or reimbursed under clause (ii) shall be grossed up for Federal, state and local taxes due on such amounts.

          (h) The Company shall be responsible for the payment or reimbursement to the Executive of the reasonable attorneys fees and expenses incurred by the Executive in the negotiation and drafting of the documents reflecting the terms of the Executive's employment with the Companies.


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     4.  Benefits.

          (a) Vacation. For each calendar year during the Term of this Agreement, the Executive will be entitled to four weeks of paid vacation without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Companies may permit and prorated for any partial calendar year.

          (b) Employee Benefit Programs. Without limiting the compensation to which the Executive is entitled pursuant to the provisions of Section 3 or this
Section 4, the Executive will be entitled during the term of this Agreement to participate in all stock option, long-term incentive, executive perquisite, pension, insurance and other employee pension and welfare benefit plans that are maintained at that time by the Companies for executive employees, including programs of life, medical and long-term disability insurance and reimbursement of membership fees in professional organizations.

          (c) Life and Long-Term Disability Insurance. Company shall pay the premium for a term life insurance policy on Executive's life in the principal amount of $1,000,000, which policy shall be owned by Executive or his designee and the beneficiary of which shall be designated by Executive. The Company shall also provide Executive an accidental death and dismemberment policy with the same characteristics regarding principal amount, ownership and designation of beneficiaries. The Company shall also pay or reimburse the Executive during the Term, at an annual expense of up to $10,000, for the cost of obtaining long-term disability insurance coverage providing benefits equal to 60% of base salary.

          (d) Mid-Career SERP. Without limitation on the Executive's right to participate in tax-qualified retirement plans made available to other Company employees, the Company shall provide Executive with a defined contribution supplemental executive retirement plan ("SERP") benefit which shall provide annual unfunded credits to a bookkeeping account (the "Account") of $30,000 per year during each year of the Term, such amount to be credited on the last day of each year of employment during the Term, with a pro-rata credit during the final year of the Term. The SERP shall provide for vesting at the rate of 25% per year of service with the Companies. The obligations of the Company under the SERP are unsecured and constitute a mere promise by the Company to make benefit payments in the future. To the extent that any person acquires a right to receive payments from the Company under SERP, such right shall be no greater than the right of any general unsecured creditor of the Company. All payments of amounts attributable to the Account shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure such payments. The Executive shall have the right to direct that the amounts credited from time to time to the


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Account shall be deemed invested in one or more of three hypothetical investment funds, in such proportions as may be directed by the Executive: (A) a Holding Company Common Stock Fund, (B) a publicly offered equity mutual fund to be agreed upon between the Executive and the Board of Directors of the Company, and
(C) a publicly offered fixed-income mutual fund to be agreed upon between the Executive and the Board of Directors of the Company (each such fund being referred to herein as "hypothetical investment subaccount"). The balance in each hypothetical investment subaccount at any time shall be the value of the number of shares deemed credited thereto, plus any dividends or other distributions made with respect to the designated hypothetical investment from the date so credited until the date redirected to a different hypothetical investment subaccount or distributed. Neither the Board of Directors of the Company nor the Company shall have any liability to the Executive or his beneficiaries or estate, or any other person or entity, for or otherwise in connection with any hypothetical investment made at the Executive's direction. Distribution of the amount credited to the Account shall in all events be distributed to the Executive or his beneficiaries upon termination of employment for any reason, or in the event of his death, to his beneficiary, or in the absence of a beneficiary designation, to his estate.

     5.  Termination of Employment.

     The Executive's employment may be terminated by the Companies or the Executive at any time, for any reason or for no reason, with or without Cause, subject only to the provisions of this Section 5.

          (a) Termination by the Companies Without Cause. The Companies may terminate the Executive's employment under this Agreement without Cause at any time by giving written notice to the Executive. Such termination will become effective upon the date specified in such notice, provided that such date is at least 30 days after the date of such notice. Upon the effective date of any such termination, (i) all unvested Service Options will immediately become vested and exercisable, (ii) the Company will pay the Executive, within five days of the effective date of termination an amount equal to two times the sum of (A) his then annual base salary and (B) his average annualized incentive bonus (such average to be based on the bonuses paid, or payable, with respect to the three fiscal years of the Company ended immediately prior to the date of termination, or such shorter number of years as shall have ended between the commencement of the Term and the date of termination) and (iii) the Company will make all COBRA benefit payments on behalf of the Executive and his dependents for up to one year following such termination. The termination of the Executive's employment for any reason other than those specified in Sections 5(b), (c) and (d) below shall be deemed to be a termination without Cause.


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          (b) Termination by the Companies for Cause.

          The Executive's employment may be terminated by the Companies for Cause only by following the procedures set forth below.

          For purposes of this Agreement, "Cause" shall mean:

               (i) conviction of the Executive of an act which is defined as a felony under any United States federal, state or local law;

               (ii) any one or more acts of theft, larceny or embezzlement from either of the Companies;

               (iii) any one or more acts of material intentional misappropriation from either of the Companies;

               (iv) the occurrence of material economic loss or material economic damage to either of the Companies as a result of Executive's commission of any one or more acts of willful misconduct or gross neglect, provided, however, that cause for termination shall not exist as a result of a violation of the foregoing provisions of this clause (iv) if the loss or damage occurred solely (A) as a result of the Executive's negligence or bad judgment not involving gross negligence or (B) because of an act or omission, not involving gross negligence or a conflict of interest, that was believed by the Executive in good faith to have been in or not opposed to the best interests of the Companies; or

               (v) unless cured within 30 days of written notice from the Company, a material breach of the provisions contained in the last sentence of Section 2(a) of this Agreement (provided that no failure to achieve performance objectives shall in and of itself be a basis for a finding of a breach of such Section) or of Sections 2(c), 6 or 7 of this Agreement.

          The Executive shall be given written notice by the Board of Directors of the Holding Company of the intention to terminate him for Cause, such notice
(A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within four months of the Board of Directors learning of such act or acts or failure or failures to act. The Executive shall be entitled to a hearing before the Board of Directors and to be accompanied by his counsel Such hearing shall be held within 15 days of notice to the Holding Company by the Executive, provided he requests such hearing within 10 days of the written notice from the Board of Directors of the intention to terminate him for Cause.


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          A termination for Cause shall occur only if

               (A) the acts or failures of the Executive constitute Cause;

               (B) all requirements of this Section 5 (c) hereof have been satisfied in all material respects;

               (C) there has been within thirty days following the hearing by the Board of Directors an affirmative vote by not less than 75% of the members of such Board other than the Executive that an act or acts or failure or failures of the Executive constitute Cause and to terminate Executive's employment by the Company for Cause; and

               (D) within thirty days following the hearing by the Board of Directors, the Board provides Executive written notice that Executive's employment is being terminated for Cause, which notice shall specify the particular act or acts or failure or failures which constitute Cause.

          (c) Death or Disability. This Agreement and the obligations of the Companies hereunder will terminate upon the death or disability of the Executive. For the purposes of this Section 5 (c), "disability" shall mean that the Executive has been determined to be disabled and to qualify for benefits under the Executive's long-term disability policy obtained pursuant to Section 4
(c) hereof.

          (d) Termination by Executive Without Good Reason. The Executive may terminate his employment under this Agreement without "Good Reason", as hereinafter defined, at any time by giving written notice to the Companies. Such termination will become effective upon the date specified in such notice, provided that such date is at least 30 days after the date of delivery of the notice. Subject to Section 5 (g) below, upon any such termination (i) the Companies shall be relieved of all obligations under this Agreement, except for payment of salary and the provision of benefits through the effective date of termination, and (ii) the Executive shall forfeit all unvested options and, if he has been employed by the Companies less than three years, his vested options shall expire unless exercised within five years of the effective date of the termination.

          (e) Termination by the Executive for "Good Reason". The Executive shall be entitled to terminate his employment for Good Reason. Termination for "Good Reason" shall mean his resignation within ninety (90) days of the occurrence of one or more of the following events, without the Executive's prior written consent.

               (i) Any action by the Companies which results in a material diminishment in the position, duties or status of the Executive with the Companies as contemplated by this


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     Agreement, except in connection with the termination of his employment for
     Cause or as a result of Disability or death;

               (ii) The base annual salary of the Executive or the percentage of annual salary established hereunder as the minimum and maximum bonus percentage, as the same may hereafter be increased from time to time, is reduced;

               (iii) The Companies fail to comply with any of its obligations under this Agreement within 15 days after notice has been given by the Executive that the Companies are in default;

               (iv) The Executive is required to be based at a location other than the general headquarters office of the Company in Ridgefield Park, New Jersey, without his prior written consent, unless the commuting distance from his present residence is shorter than on the Effective Date;

               (v) the failure to elect by the Effective Date or reelect the Executive to the Board of Directors of both of the Companies or the removal of the Executive from either of such Boards;

               (vi) the failure to elect by the Effective Date and continue the Executive as Chief Executive Officer of both of the Companies; and

               (vii) the failure of the Holding Company or the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Holding Company or the Company within 15 days after a merger, consolidation, sale or similar transaction.

          Termination by the Executive of his employment with the Companies pursuant to this Section 5 (e) shall be deemed to be termination of the Executive's employment by the Companies without Cause and shall entitle the Executive to the same benefits as are provided in the event of a termination of the Executive's employment without Cause.

               (f) Change of Control. In the event Company terminates the Executive's employment without Cause within two years following a "Change in Control" of the Holding Company, or of the Company, or if the Executive terminates his employment under this Agreement for Good Reason within two years following a "Change in Control" of the Holding Company, or of the Company, the Executive shall be entitled to receive the same benefits as are provided in the event of a termination by the Companies without Cause under Section 5 (a) and 5
(g) hereof, except that the salary and bonus multiplier in Section 5 (a) (ii) hereof shall be three (3) instead of two (2).


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

A change in Control shall be deemed to have occurred in the event that:

     (A) Any person, entity or group (within the meaning of Section 13 (d) (3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than Hellman & Friedman Capital Partners II, L.P. and its affiliates, becomes, directly or indirectly, in a single transaction or in a related series of transactions by way of merger, consolidation or other business combination or otherwise, the "beneficial owner" (as defined in Rule 13 d-3 under the Exchange
Act) of the capital stock of Holding Company entitled to more than 50% of the aggregate votes represented by the capital stock of all classes of common stock of the Holding Company, or of the Company in either case entitled to vote generally in the election of directors ("Outstanding Voting Securities"); provided, however, that the following acquisitions will not constitute a Change of Control: (i) any acquisition by the Holding Company or any corporation, partnership, trust or other entity controlled by the Holding Company (a "Subsidiary"), (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Holding Company or any Subsidiary or (iii) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i) and (ii) of clause (C) of this definition are satisfied; or

     (B) Individuals who, as of the date hereof, constitute the Board of Directors of the Holding Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Holding Company's Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Holding Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board; or

     (C) The occurrence of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Voting Securities, and (ii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of


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the execution of the initial agreement providing for such reorganization, merger or consolidation; or

     (D) Approval by the shareholders of the Holding Company or of the Company, as applicable, of (i) a complete liquidation or dissolution of the Company or of the Holding Company, as applicable, or (ii) the sale or other disposition of all or substantially all of the assets of the Holding Company, or of the Company, as applicable, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively of the Outstanding Voting Securities (or of the outstanding voting securities of the Company, as applicable) immediately prior to such sale or other disposition, in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Voting Securities (or of the outstanding voting securities of the Company, as applicable), as the case may be, and (B) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board (or of the incumbent board of the Company, as applicable) at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Holding Company, or of the Company, as applicable.

     Notwithstanding the foregoing, if Hellman & Friedman Capital Partners II, L.P. and its affiliates reduce their direct or indirect ownership interest of the Outstanding Voting Securities of Holding Company, (the "Hellman Interest") below the percentage of ownership of such securities on the Effective Date, then
(X) there shall be substituted in subparagraph (A) above, instead of "50%", a percentage equal to 50% minus the number of whole percentage points by which the Hellman Interest was reduced, but the substituted percentage shall in no event be less than 25%.

               (g) Other Benefits. The provisions of this Section 5 shall not affect the Executive's participation in, terminating distributions and vested rights under, any pension, profit sharing, insurance or other employee benefit plan of the Company to which the Executive is entitled pursuant to the terms of such plans. Without limitation on such rights, in the event the Executive's employment is terminated for any reason under this Agreement, the Executive, his estate or his beneficiaries, as the case may be, shall be entitled to payment, within five (5) days of the date of termination, of:

                    (i) base salary through the date of termination;

                    (ii) the balance of any incentive awards earned (but not yet paid) in accordance with the terms of the applicable plan; and

                    (iii) any other amounts earned, accrued, owing to the Executive under any provision of this Agreement but not yet paid (including, without limitation, the right to receive and continue to exercise vested Service Options and Performance Options, unless such right is expressly limited under this Section 5).

     6. Non-Competition Agreement.

          (a) Competition with the Company. During the Term, or any extension thereof, and for a period of one year commencing on the date of expiration of the Term or earlier termination of employment under this Agreement, the Executive shall not, directly or indirectly, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of any person, firm corporation, partnership, association or other entity, engage in any conduct that is competitive with any material business actually conducted by the Company in any geographic area then served by the Company (the "Territory"). The non-compete provision of this Section shall cease to apply to the Executive if he has been terminated by either of the Companies for Cause or after the expiration of the Term if the Term is not extended as a result of action taken by either of the Companies.

          (b) Solicitation of Customers. During the period in which the provisions of Section 6 (a) shall be in effect, the Executive will not, directly or indirectly, approach or seek business that is competitive with any material business actually conducted by the Company in the Territory from any Customer (as defined below) on behalf of any enterprise or business, refer business from any Customer to any enterprise or business or be paid commissions based on sales received by any enterprise or business from any Customer. For purposes of this
Section 6 (b), the term "Customer" means any person, firm, corporation, partnership, association or other entity to which the Company provided services during the 12-month period prior to the time at which any determination must be made whether any such person, firm, corporation, partnership, association or other entity is a Customer.

          (c) Reasonableness of Restrictions. The Executive expressly agrees that the character, duration and geographical scope of the provisions of this
Section 6 are reasonable in light of the circumstances as they exist on the date hereof. If any competent court shall determine that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive's conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Section.

     7. Non-Disclosure of Confidential Information. The Executive acknowledges that during his employment he will have access to (a) confidential or secret plans, programs, documents, agreements, internal management reports, financial information or other material relating to the business, services or activities of the Company, and (b) trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of the Company (collectively referred to as "Confidential Information"). The Executive acknowledges that such Confidential Information as is acquired and used by the Company is a special, valuable and unique asset of the Company. In addition, all records, files and other materials obtained by the Executive in the course of his employment with the Company shall remain the property of the Company. The Executive will not use Confidential Information or property of the Company for his own benefit or the benefit of any person or entity with which he may be associated other than the Companies or their affiliates. Other than in the performance of his duties under this Agreement, the Executive will not disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the Company. The obligations of this Section shall not apply to (i) information that enters the public domain without a breach of this Agreement by the Executive, (ii) information developed by or known to the Executive independently of disclosure to him by the Company, or (iii) information disclosed under compulsion of legal process.

     8. Specific Performance. If the Executive shall take any action in violation of Sections 6 or 7, the Company will be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enjoin the Executive from breaching the provisions of such Sections. Nothing contained in this Section 8 shall be construed to prevent the Companies from seeking such other remedy in the courts, in case of any breach of this Agreement by the Executive, as the Companies may elect.

     9. Arbitration. With the exception of the Company's rights under Section 8 hereof, the Companies and Executive agree that any controversy or claim (contract, tort or statutory) under federal, state or local law between Company and Executive arising out of Executive's employment with the Companies including, without limitation, the construction or application of any of the terms, provisions or conditions of this Agreement, shall, on written request of either party served upon the other, be submitted to final and binding arbitration. Such arbitration shall be conducted before a single arbitrator according to the rules then in effect governing employment disputes of the American Arbitration Association, except as otherwise provided herein. The arbitration shall be conducted before the American

Arbitration Association or such other arbitration service as the parties may, by mutual agreement, select. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by the American Arbitration Association pursuant to its rules. Judgment on the award the arbitrator renders may be entered in any court having jurisdiction over the parties. The arbitration shall be conducted in New Jersey or such other jurisdiction as the Company's headquarters may be located. The expense of such arbitration shall be borne by the Company. Provided the Executive prevails in such arbitration, the Company shall pay or promptly reimburse the Executive for all the legal fees and other fees and expenses incurred by the Executive in connection therewith. If any part of this paragraph is found to be void as a matter of law or public policy, the remainder of the paragraph will continue to be in full force and effect.

     10. No Right to Set Off. The Companies shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after termination of his employment with the Companies or any amounts which might have been earned by the Executive in other employment had he sought such other employment. The amounts payable to the Executive under this Agreement shall not be treated as damages but as severance compensation to which the Executive is entitled by reason of termination of his employment in the circumstances contemplated by this Agreement. The Executive shall not be required to seek other employment in order to mitigate or reduce the amounts payable to him pursuant to this Agreement.

     11. Miscellaneous.

          (a) Continuing Effect. Unless otherwise expressly provided herein, any provision of this Agreement that would by its terms or natural import survive the expiration of this Agreement pursuant to Section 1 or termination pursuant to Section 5 shall also survive.

          (b) Assignment. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns. The Executive agrees that the Companies may assign their rights and obligations under this Agreement to any successor-in-interest. The Executive may assign his rights and obligations hereunder only with the express written consent of the Companies, except that the rights under this Agreement shall inure to the benefit of the Executive's heirs or assigns in the event of his death. Except as expressly provided in this paragraph, no party may assign its rights and obligations hereunder, and any attempts to do so will be void.

          (c) Severability. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision, and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from any of the parties to any other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

          (d) Notice. Notices given pursuant to the provisions of this Agreement shall be delivered personally or sent by certified mail, postage pre-paid, or by overnight courier, or by telex, telecopier or telegraph, charges prepaid, to the following addresses:

          To the Companies:

          MobileMedia Corporation
          MobileMedia Communications, Inc.
          65 Challenger Road
          Ridgefield Park, New Jersey  07660
          Attention:  General Counsel
          Telephone:  (201) 440-8400
          Telecopier:  (201) 440-1303

          To the Executive:

          Michael K. Lorelli
          25 Winding Lane
          Darien, CT  06820
          Telephone:  (203) 655-2016
          Telecopier:  (203) 655-6916

          with a copy to:

          Stephen T. Lindo
          Willkie Farr & Gallagher
          153 East 53rd Street
          New York, NY  10022-4677
          Telephone:  (212) 821-1512
          Telecopier:  (212) 821-1555

Any party may, from time to time, designate any other address to which any such notice to it or him shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

          (e) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with laws of the State of New Jersey, without giving effect to the conflict of laws rules thereof.

          (f) Waiver: Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing, signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

          (g) Due Authorization. The Companies represent and warrant that all requisite corporate action has been taken to authorize the execution and delivery of the Agreement and the performance of these parties' obligations hereunder.

          (h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which constitute one and the same instrument. This Agreement may be delivered by telecopy of signed documents, and the parties may rely upon such telecopy counterparts of this Agreement as though they were original. Without altering the validity of the foregoing, the parties will exchange executed original counterparts of the Agreement by overnight courier or as soon thereafter as otherwise practicable.

          (i) Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any previous agreement or understanding.

     IN WITNESS WHEREOF, Holding Company, the Company and the Executive have executed this Agreement as of the day and year first above written.

MOBILEMEDIA COMMUNICATIONS, INC.               EXECUTIVE

By: /s/ Kenneth R. McVay                       /s/ Michael K. Lorelli
    --------------------------                 ---------------------------
Title:  V.P.                                   Michael K. Lorelli


MOBILEMEDIA CORPORATION


By: /s/ Kenneth R. McVay
    --------------------------
Title:  V.P.